Exhibit 99.1

NantHealth, Inc. Announces Proposed $100 Million Convertible Notes Offering

Culver City, California – December 15, 2016 – NantHealth, Inc. (Nasdaq: NH) today announced its intention to offer, subject to market conditions and other factors, $100 million aggregate principal amount of convertible senior notes due 2021 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Act”). NantHealth also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $15 million aggregate principal amount of the notes.

Entities affiliated with Dr. Patrick Soon-Shiong, our Chairman and Chief Executive Officer, have also indicated an interest in purchasing up to $20 million aggregate principal amount of the notes in a separate concurrent private placement under Section 4(a)(2) of the Act (the “concurrent private placement”). These entities are under no obligation to purchase any of the notes offered in the concurrent private placement and their interest in purchasing such notes is not a commitment to do so. Any notes purchased by such affiliated entities may reduce the aggregate principal amount of notes offered hereby by a corresponding aggregate principal amount.

The notes will be unsecured, senior obligations of NantHealth, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of NantHealth’s common stock (“common stock”), or a combination thereof, at NantHealth’s election. The interest rate, initial conversion rate and other terms of the notes will be determined upon pricing of the offering between NantHealth and the initial purchasers of the notes.

NantHealth expects to use the net proceeds from this offering for general corporate purposes, which may include commercializing new solutions and product extensions and potentially pursuing targeted acquisitions.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act, outside the United States pursuant to Regulation S under the Act, and in the separate concurrent private placement pursuant to Section 4(a)(2) under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Contact:

Media Contact:

NantHealth, Inc.

Jen Hodson

(562) 397-3639

Jen@nantworks.com

Investor Contact:

NantHealth, Inc.

Robert Jaffe

(424) 288-4098

rjaffe@rjaffeco.com